As filed with the United States Securities and Exchange Commission on September 13, 2013

Registration No. 333-[            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUBBELL INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Connecticut	06-0397030
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

40 Waterview Drive

Shelton, Connecticut 06484-4300

(475) 882-4000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Hubbell Incorporated Amended and Restated Deferred Compensation Plan for Directors

(As Amended and Restated Effective as of February 7, 2013)

(Full title of the plan)

Megan C. Preneta, Esq.

Corporate Secretary and Assistant General Counsel

Hubbell Incorporated

40 Waterview Drive

Shelton, Connecticut 06484-4300

(475) 882-4000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class B Common Stock, par value $0.01 per share (3)	150,000	$102.90	$15,435,000	$2,105.33

(1)	Represents the number of additional shares of Class B Common Stock, par value $0.01 per share (“Common Stock”) of Hubbell Incorporated (the “Company”) reserved for issuance under the Hubbell Incorporated Amended and Restated Deferred Compensation Plan for Directors (As Amended and Restated Effective as of February 7, 2013) (the “Plan”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock registered on the Registration Statement will be increased as a result of future stock splits, stock dividends or similar transactions.
(2)	For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on September 9, 2013.
(3)	This Registration Statement also pertains to Series B Junior Participating Preferred Share Purchase Rights (the “Class B Rights”) of the Company. Until the occurrence of certain prescribed events, the Class B Rights are not exercisable, will be evidenced by the certificates for the Common Stock and will be transferred along with and only with the Common Stock.

EXPLANATORY NOTE

On December 19, 2002, the Company registered 300,000 shares of Common Stock to be offered or sold to participants under the Plan pursuant to the Registration Statement on Form S-8 (File No. 333-101981). On February 7, 2013, the Company’s Board of Directors approved an amendment and restatement of the Plan to increase the aggregate number of shares of Common Stock available for issuance under the Plan from 300,000 to 450,000. This Registration Statement is being filed pursuant to General Instruction E to Form S-8 (Registration of Additional Securities) in order to register an additional 150,000 shares of Common Stock which may be offered or sold to participants under the Plan.

PART I

Item 1.	Plan Information.

The information called for in this Item 1 of this Registration Statement is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.

The information called for in this Item 2 of this Registration Statement is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Commission on February 13, 2013;

(b) the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, filed with the Commission on April 19, 2013;

(c) the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed with the Commission on July19, 2013;

(d) all other reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the Company’s fiscal year ended December 31, 2012; and

(e) the description of the Common Stock and the Company’s Class B Rights contained in (i) the Company’s Registration Statement on Form 8-A, dated March 4, 1992 and (ii) the Company’s Registration Statement on Form 8-A, dated December 17, 1998, as amended by the Company’s Amendment No. 1 to its Registration Statement on Form 8-A, dated December 17, 2008, respectively.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Directors and officers of the Company may be indemnified by the Company against certain actions pursuant to the Connecticut Business Corporation Act (the “CBCA”). A charter amendment was approved by the Company’s shareholders on May 4, 1998 providing enhanced indemnification of directors and officers of the Company and providing for indemnification of employees and agents of the Company in certain circumstances, both as authorized by the CBCA effective January 1, 1997. The Company’s charter, as amended, affords to directors and officers the right to be indemnified “to the fullest extent permitted by law.” This right means that a director or officer will be indemnified against expenses and liabilities incurred in connection with any applicable proceeding so long as his or her conduct did not (i) involve a knowing and culpable violation of law by such person, (ii) enable such person or an associate, as defined in Section 33-840 of the CBCA, to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of such person to the Company under circumstances in which such person was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Company, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of such person’s duty to the Company, or (v) create liability under Section 33-757 (liability for unlawful distributions) of the CBCA. The Company’s charter, as amended, also obligates the Company to advance the expenses of a director or officer so long as the director or officer promises to repay the advance if it is later determined that he or she is not entitled to indemnification by the Company.

The Company has in effect liability insurance policies covering certain claims against any of its officers or directors by reason of certain breaches of duty, neglect, error, misstatement, omission or other act committed or alleged to have been committed by such person in his or her capacity as officer or director.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shelton, State of Connecticut, on September 13, 2013.

Hubbell Incorporated

By:	/s/ Megan C. Preneta
Megan C. Preneta
Corporate Secretary and Assistant General Counsel

POWER OF ATTORNEY

Each person whose signature appears below authorizes An-Ping Hsieh and Megan C. Preneta, and each of them severally, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s registration statement on Form S-8 relating to the Class B Common Stock and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy H. Powers	Chairman of the Board of Directors	September 13, 2013
Timothy H. Powers

/s/ David G. Nord	President and Chief Executive Officer	September 13, 2013
David G. Nord	(Principal Executive Officer)

/s/ William R. Sperry	Senior Vice President and Chief Financial Officer	September 13, 2013
William R. Sperry	(Principal Financial Officer)

/s/ Joseph A. Capozzoli	Vice President, Controller	September 13, 2013
Joseph A. Capozzoli	(Principal Accounting Officer)

/s/ Carlos M. Cardoso	Director	September 13, 2013
Carlos M. Cardoso

/s/ Lynn J. Good	Director	September 13, 2013
Lynn J. Good

/s/ Anthony J. Guzzi	Director	September 13, 2013
Anthony J. Guzzi

/s/ Neal J. Keating	Director	September 13, 2013
Neal J. Keating

/s/ John F. Malloy	Director	September 13, 2013
John F. Malloy

/s/ Andrew McNally IV	Director	September 13, 2013
Andrew McNally IV

/s/ G. Jackson Ratcliffe	Director	September 13, 2013
G. Jackson Ratcliffe

/s/ Carlos A. Rodriguez	Director	September 13, 2013
Carlos A. Rodriguez

/s/ John G. Russell	Director	September 13, 2013
John G. Russell

/s/ Richard J. Swift	Director	September 13, 2013
Richard J. Swift

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.2	Hubbell Incorporated Amended and Restated Deferred Compensation Plan for Directors (as Amended and Restated Effective as of February 7, 2013) (incorporated herein by reference to Exhibit 10F to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, filed with the Commission on April 19, 2013).

5.1	Opinion of Day Pitney LLP, Special Counsel to Hubbell Incorporated.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Day Pitney LLP, Special Counsel to Hubbell Incorporated (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of the Registration Statement)